Exhibit 10.35

17672 N. Laurel Park Drive Suite 400E Livonia, MI 48152

[Date]

Name]

[Address]

Re:	Tower Automotive, LLC 2010 Long-Term Incentive Program

Dear [Name]:

I am pleased to announce that you have been selected to participate in a new bonus program established by the Board of Managers of Tower Automotive, LLC (“Tower”). As [an employee of] [a service provider to] Tower, or one of its affiliates, you may earn a bonus upon the occurrence of any Qualifying Transaction (as defined below). The terms of the bonus are described in this letter.

Eligibility

If Tower consummates a Qualifying Transaction and you meet the eligibility requirements described below, Tower will pay you a special bonus, equal to the Bonus Amount (as defined below), following the consummation of the Qualifying Transaction.

You will be eligible to receive the bonus described in this letter in connection with a Qualifying Transaction if you remain [employed by] [engaged as a service provider by] Tower or one of its affiliates through the consummation of the Qualifying Transaction. You will also be eligible to receive the bonus described in this letter in connection with a Qualifying Transaction if (i) Tower or its applicable affiliate terminates your [employment] [engagement] for any reason other than for Cause (as defined below) and (ii) during the calendar year of your termination of service or on or before March 15 of the immediately following calendar year (A) a Qualifying Transaction is consummated and (B) the bonus provided for in this letter is paid by Tower.

You are not eligible for any portion of the bonus described in this letter if you do not meet the eligibility criteria described above.

For purposes of this letter, the term “Cause” has the meaning ascribed to that term in [your employment agreement] [the agreement governing the terms of your service to Tower or its affiliate], if you are party to such an agreement, and otherwise means: (i) commission of a felony by you; (ii) acts of dishonesty by you resulting or intending to result in personal gain or enrichment at the expense of Tower or any of its affiliates; (iii) appropriation (or attempted appropriation) by you of any business opportunity of Tower or any of its affiliates, including, without limitation, attempting to secure or securing any personal profit or benefit in connection with any transaction entered into by or on behalf of Tower or any of its affiliates; (iv) conduct by you in connection with your duties as

17672 N. Laurel Park Drive Suite 400E Livonia, MI 48152

[an employee] [a service provider] that is fraudulent or grossly negligent or that you knew or reasonably should have known to be unlawful, provided that any action taken by you on the advice of Tower’s General Counsel (or his/her designee) shall not be treated as unlawful for purposes of this clause (iv); (v) personal conduct by you (including but not limited to, employee harassment or discrimination, or the use or possession at work of any illegal controlled substance) which seriously discredits or damages Tower or any of its affiliates; or (vi) contravention by you of a specific lawful direction of the Board of Managers or Tower’s Chief Executive Officer, failure by you to adhere to any applicable policy or procedure of Tower or its applicable affiliate of which you have knowledge or which has been provided to you in writing, or inattention to or failure to perform your material duties for Tower or its affiliate; provided, that, with respect to clauses (iv) and (vi) only, you shall have thirty (30) days after notice from Tower, which notice shall set forth in reasonable detail a description of the deficiency determined to constitute Cause, to cure the deficiency leading to the Cause determination, if curable. A termination for “Cause” shall be effective immediately (or on such other date set forth by Tower).

Payment Mechanics in the Case of a Qualifying Transaction that is NOT an IPO.

Unless this bonus is replaced in connection with an IPO, as described below, payment of the Bonus Amount shall be made to you if you are eligible under the terms of this letter in cash, restricted shares and/or other consideration, the forms and proportions of which shall mirror the consideration distributed to Tower’s preferred securityholders as a result of the Qualifying Transaction. The bonus will be paid - regardless of the form - within 30 days of the receipt by Tower’s preferred securityholders of the distribution that constitutes the Qualifying Transaction. In no event may you designate the calendar year of payment.

17672 N. Laurel Park Drive Suite 400E Livonia, MI 48152

Bonus Amount; Qualifying Transaction

Your “Bonus Amount” in respect of a Qualifying Transaction will be determined on the basis of the amount of value distributed to holders of Tower’s preferred securities (the “Preference Amount”) in connection with the Qualifying Transaction, as set forth in the following chart:

Preference Amount Thresholds	Bonus Amount
$50 million	$[—]
$75 million	$[—]
$100 million	$[—]
$125 million	$[—]
$150 million	$[—]
$167 million	$[—]
$175 million	$[—]
$200 million	$[—]

In the event the Preference Amount falls between two Preference Amount Threshold points, your Bonus Amount will be scaled ratably based on the table above. For example, if the Preference Amount is $140 million, your Bonus Amount will be equal to $[—] (that is, the sum of $[—], which is the Bonus Amount you would receive if the Preference Amount were equal to $125 million, plus $[—], which is the ratable increase in your Bonus Amount payable for a Preference Amount between $125 million and $150 million). The Preference Amount Thresholds will be subject to change by Tower’s Board of Managers if additional capital is invested into Tower in the form of preferred or common securities.

A “Qualifying Transaction” will have occurred when there is a distribution to Tower’s preferred securityholders.

The Board of Managers shall determine, in its reasonable discretion, whether a Qualifying Transaction has occurred.

Replacement of Bonus in Connection with an Initial Public Offering

The Board of Managers of Tower expressly reserves the right to replace the bonus described in this letter with a grant of restricted shares or restricted share units (“RSUs”) equivalent to the Bonus Amount pursuant to a compensation plan (the “Plan”) adopted in connection with the conversion of Tower (the “IPO Entity”) into a corporation and the offering of shares of the IPO Entity in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “IPO”). The Board of Managers shall determine the Bonus Amount as described above on the basis of the aggregate value of the shares of IPO Entity stock attributable to the Preferred Units held by Tower’s preferred securityholders as a result of the IPO (and shall use the initial public offering price of shares of IPO Entity stock in the IPO for the calculation). The grant of restricted shares or RSUs would be made pursuant to an agreement that will include the following terms (“Grant Agreement”):

1. Vesting. The shares/RSUs shall vest as follows:

•

fifty percent (50%) of the shares/RSUs shall vest on the later to occur of (i) nine-months after the IPO and (ii) March 15 of the first calendar year following the calendar year in which the IPO occurs (the “First Vesting Date”), provided that you are [employed] [engaged as a service provider] by the IPO Entity or its affiliate on the First Vesting Date; and

17672 N. Laurel Park Drive Suite 400E Livonia, MI 48152

•

fifty percent (50%) of the shares/RSUs shall vest on the later to occur of (i) eighteen (18) months after the IPO and (ii) January 1 of the second calendar year following the calendar year in which the IPO occurs (the “Second Vesting Date”; each of the First Vesting Date and the Second Vesting Date is referred to as a “Vesting Date”), provided that you are [employed] [engaged as a service provider] by the IPO Entity or its affiliate on the Second Vesting Date.

2. Vesting of Shares/RSUs in the Event of a Non-Cause Termination. Notwithstanding the eligibility criteria described in paragraph 1, your shares/RSUs shall also vest in the event that (i) the IPO Entity or its applicable affiliate terminates your [employment] [engagement] for any reason other than for Cause (as defined above) or (ii) your [employment] [engagement] terminates on account of your death or disability (each a “Non-Cause Termination”), as follows:

•

in the event of a Non-Cause Termination of your [employment] [engagement] prior to the First Vesting Date, fifty percent (50%) of your shares/RSUs shall vest on the earlier to occur of (i) the First Vesting Date and (ii) December 31 of the calendar year during which the Non-Cause Termination occurs, and your remaining unvested shares/RSUs shall be forfeited; and

•

in the event of a Non-Cause Termination of your [employment] [engagement] after the First Vesting Date but before the Second Vesting Date, one hundred percent (100%) of your unvested shares/RSUs shall vest on the earlier to occur of (i) the Second Vesting Date and (ii) December 31 of the calendar year during which the Non-Cause Termination occurs.

3. Issuance of Shares in Respect of RSUs. If you are granted RSUs and your RSUs vest, the IPO Entity shall issue and deliver to you, upon or within ten (10) days following the date of vesting, a number of shares of common stock of the IPO Entity that is equal to the number of RSUs that vest; provided, however, that if your RSUs vest as a result of a Non-Cause Termination occurring between December 15 and December 31 of a given year, such shares of common stock shall be issued during the first five (5) business days of the following calendar year.

17672 N. Laurel Park Drive Suite 400E Livonia, MI 48152

4. Forfeiture. All unvested shares/RSUs shall be forfeited upon any termination of service with Tower and its affiliates that does not constitute a Non-Cause Termination.

5. Lock-Up/Rule 144. The shares (including shares issuable in respect of RSUs) shall be subject to any underwriter’s lock-up applicable to Tower’s directors and officers in connection with the IPO. Shares that vest prior to a Vesting Date as a result of a Non-Cause Termination (including shares issuable in respect of RSUs that vest prior to a Vesting Date) shall also be subject to contractual restrictions on transfer prior to the applicable Vesting Date (including restrictions on indirect transfers of economic interest, such as hedging transactions), with a limited exception to permit sales in order to cover taxes arising as a result of the vesting. In addition, please note that the shares (including shares issuable in respect of RSUs) may be “restricted shares” within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended, and will generally be subject to the applicable limitations imposed by that rule.

6. Voting Agreement. You will be required to enter into a voting agreement with the holders of Tower’s preferred securities requiring you to vote your shares (including shares issuable in respect of RSUs) in the same manner that the holders of Tower’s preferred securities vote their shares of the IPO Entity.

7. Withholding. The IPO Entity shall, upon any taxable event arising in relation to the grant of shares of stock or RSUs, deduct or withhold from the shares otherwise issuable to you (including shares issuable in respect of RSUs) or that vest, the minimum statutory amount required to satisfy all applicable federal, state, local and foreign income, wage and employment tax obligations and remit an equivalent amount in cash to the applicable taxing authority; provided, however, that you shall have the opportunity instead to satisfy such minimum statutory withholding tax obligations by making a cash payment to the IPO Entity, by instructing the IPO Entity to make an appropriate deduction from other compensation payable to you, and/or by any other method approved by the IPO Entity under the Plan.

8. Other Terms. The grant of shares/RSUs shall be subject to such other terms as the Board of Managers reasonably determines, provided that such terms shall not modify the provisions described above and shall otherwise be customary for grants of restricted shares or RSUs of comparable public companies to executives.

The foregoing does not constitute a commitment by the Board of Managers or Tower to replace the bonus described in this letter in the event of an IPO, but an agreement by you to permit such replacement as described above in the event the Board of Managers so determines in its discretion.

17672 N. Laurel Park Drive Suite 400E Livonia, MI 48152

Other Information About Your Bonus

Your bonus will not be considered in calculating your eligibility for (or the amount of) any other compensation or benefits, including, without limitation, bonuses, disability, life insurance, retirement benefits or contributions, severance or any other benefit or coverage.

This letter does not create a vested right to the Bonus Amount and nothing in this letter or any other communication, verbal or written, may be interpreted as a guarantee of a bonus or other payment whatsoever to any person.

*        *        *

Please confirm your acceptance of the foregoing terms of this Program by executing this letter in the place provided below. Please return this letter with your original signature to Bill Cook by April 15, 2010 and retain a copy for your records.

Any amount payable to you pursuant to this letter will be subject to withholding of the minimum statutory amount required to satisfy all applicable federal, state, local and foreign income, wage and employment tax obligations relating to such payment. Tower reserves the right to condition any payment pursuant to this letter upon your execution of a general release of any all claims against the Tower, and its respective members, shareholders, directors, officers and affiliates.

This letter shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

If you have any questions concerning the bonus opportunity presented by this letter, please contact me.

Regards,

Mark Malcolm,

President & CEO

Your Signature	Date